For Ministry Use Only
À l'usage exclusif du ministère

Ministry of Government Services — Ministère des Services gouvernementaux
Ontario

Ontario Corporation Number
Numéro de la société en Ontario

1511419

CERTIFICATE
This is to certify that these articles are effective on

CERTIFICAT
Ceci certifie que les présents statuts entrent en vigueur le

APRIL 03 AVRIL, 2008

Director / Directrice
Business Corporations Act / Loi sur les sociétés par actions

Form 5
Business Corporations Act

Formule 5
Loi sur les sociétés par action

RESTATED ARTICLES OF INCORPORATION
STATUTS CONSTITUTIFS MIS À JOUR

1. The name of the corporation is: (Set out in BLOCK CAPITAL LETTERS)
Dénomination sociale de la société : (Écrire en LETTRES MAJUSCULES SEULEMENT)

THE CASH STORE FINANCIAL SERVICES INC.

2. Date of incorporation/amalgamation:
Date de la constitutioon ou de la fusion :

2002/01/17
Year, Month, Day / *année, mois, jour*

3. The address of the registered office is:
Adresse du siège social :

Scotia Plaza, 40 King Street West, Suite 2100
Street & Number or R.R. Number & if Multi-Office Building give Room No. /
Rue et numéro ou numéro de la R.R. et, s'il s'agit d'un édifice à bureaux, numéro du bureau

Toronto — ONTARIO — M5H 3C2
Name of Municipality or Post Office /
Nom de la municipalité ou du bureau de poste
Postal Code/*Code postal*

4. Number of directors is: *Nombre d'administrateurs :*
Fixed number / *Nombre fixe*:
OR minimum and maximum / **OU** *minimum et maximum*: 1 — 10

5. The director(s) is/are: / *Administrateur(s) :*

First name, middle names and surname *Prénom, autres prénoms et nom de famille*	Address for service, giving Street & No. or R.R. No., Municipality, Province, Country and Postal Code *Domicile élu, y compris la rue et le numéro ou le numéro de la R.R., le nom de la municipalité, la province, le pays et le code postal*	Resident Canadian State 'Yes' or 'No' *Résident canadien Oui/Non*
Terry Freeman	17631-103 Ave., Edmonton, AB, Canada, T5S 1N8	Yes
Gordon J. Reykdal	17631-103 Ave., Edmonton, AB, Canada, T5S 1N8	Yes
Edward C. McClelland	17631-103 Ave., Edmonton, AB, Canada, T5S 1N8	Yes

Schedule A

5. The director(s) is/are: / Administrateur(s):

First name, middle names and surname Prénom, autres prénoms et nom de famille	Address for service, giving Street & No. or R.R. No., Municipality, Province, Country and Postal Code Domicile élu, y compris la rue et le numéro ou le numéro de la R.R., le nom de la municipalité, la province, le pays et le code postal	Resident Canadian State 'Yes' or 'No' Résident canadien Oui/Non
William C. Dunn	17631-103 Ave., Edmonton, AB, Canada, T5S 1N8	Yes
Brian W. Hesje	17631-103 Ave., Edmonton, AB, Canada, T5S 1N8	Yes

6. Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise.
Limites, s'il y a lieu, imposées aux activités commerciales ou aux pourvoirs de la société.

There are no restrictions on the business the Corporation may carry on or on the powers the Corporation may exercise.

7. The classes and any maximum number of shares that the corporation is authorized to issue:
Catégories et nombre maximal, s'il y a lieu, d'actions que la société est autorisée à émettre :

The Corporation is authorized to issue an unlimited number of common shares and an unlimited number of Preferred Shares, issuable in series.

8. Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series:

Droits, privilèges, restrictions et conditions, s'il y a lieu, rattachés à chaque catégorie d'actions et pouvoirs des administrateurs relatifs à chaque catégorie d'actions qui peut être émise en série :

See pages 3A and 3B attached hereto.

COMMON AND PREFERRED, ISSUABLE IN SERIES

The rights, privileges, restrictions and conditions attaching to each class of shares are as follows:

Common Shares

1. The holders of Common Shares shall be entitled to receive notice of, and vote at every meeting of the shareholders of the Corporation and shall have one (1) vote thereat for each such Common Share so held.

2. Subject to the rights, privileges, restrictions and conditions attached to any Preferred Shares of the Corporation and any other shares of the Corporation ranking in priority to the Common Shares with respect to the payment of dividends, if any, the holders of Common Shares shall be entitled to receive such dividends as the directors may from time to time, by resolution declare.

3. In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets or property of the Corporation among its shareholders for the purpose of winding-up its affairs, and subject to the prior rights of the holders of the Preferred Shares, and any other class of shares of the Corporation entitled to receive the assets and property of the Corporation upon such a distribution in priority to the Common Shares, the holders of Common Shares shall be entitled to share equally, share for share, in any distribution of the assets and property of the Corporation.

Preferred Shares

4. The directors of the Corporation may, from time to time, issue the Preferred Shares in one or more series, each series to consist of such number of shares as may before issuance thereof, be determined by the directors;

5. The directors of the Corporation may, by resolution (subject as hereinafter provided) fix before issuance, the designation, rights, privileges, restrictions and conditions to attach to the Preferred Shares of each series, including, without limiting the generality of the foregoing, the rate, form, entitlement and payment of preferential dividends, the redemption price, terms, procedure and conditions of redemption, if any, voting rights and conversion rights (if any) and any sinking fund, purchase fund or other provisions attaching to the Preferred Shares of such series; and provided however that no shares of any series shall be issued until the directors have filed an amendment with the Ministry of Government Services, or such designated person in any other jurisdiction in which the Corporation may be continued.

6. If any cumulative dividends or amounts payable on return of capital in respect of a series of shares are not paid in full, the Preferred Shares of all series shall participate rateably in respect of accumulated dividends and return of capital.

7. The Preferred Shares shall be entitled to preference over the Common Shares of the Corporation and any other shares of the Corporation ranking junior to the

Preferred Shares with respect to the payment of dividends, if any, and in the distribution of assets in the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, and may also be given such other preferences over the Common Shares of the Corporation and any other shares of the Corporation ranking junior to the Preferred Shares as may be fixed by the resolution of the directors of the Corporation as to the respective series authorized to be issued.

8. The Preferred Shares of each series shall rank on parity with the Preferred Shares of every other series with respect to priority in the payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary exclusive of any conversion rights that may affect the aforesaid.

9. No dividends shall at any time be declared or paid on or set apart for payment on any shares of the Corporation ranking junior to the Preferred Shares unless all dividends, if any, up to and including the dividend payable for the last completed period for which such dividend shall be payable on each series of Preferred Shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such declaration or payment or setting apart for payment on such shares of the Corporation ranking junior to the Preferred Shares nor shall the Corporation call for redemption or redeem or purchase for cancellation or reduce or otherwise pay off any of the Preferred Shares (less than the total amount then outstanding) or any shares of the Corporation ranking junior to the Preferred Shares unless all dividends up to and including the dividend payable, if any, for the last completed period for which such dividends shall be payable on each series of the Preferred Shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such call for redemption, purchase, reduction or other payment.

10. Preferred Shares of any series may be purchased for cancellation or made subject to redemption by the Corporation out of the capital pursuant to the provisions of the *Business Corporations Act* (Ontario) (the "Act") if the directors so provide in the resolution of the Board of Directors of the Corporation relating to the issuance of such Preferred Shares, and upon such other terms and conditions as may be specified in the designations, right, privileges, restrictions and conditions attaching to the Preferred Shares of such series as set forth in the said resolution of the Board of Directors of the Corporation relating to the issuance of such series.

11. The holders of the Preferred Shares shall not, as such, be entitled as of right to subscribe for or purchase or receive any part of any issue of shares or bonds, debentures or other securities of the Corporation now or hereafter authorized.

12. No class of shares may be created or rights and privileges increased to rank in parity or priority with the rights and privileges of the Preferred Shares including, without limiting the generality of the foregoing, the rights of the Preferred Shares to receive dividends or to return of capital, without the approval of the holders of the Preferred Shares as required under the Act.

9. The issue, transfer or ownership of shares is/is not restricted and the restrictions (if any) are as follows:
L'émission, le transfert ou la propriété d'actions est/n'est pas restreint. Les restrictions, s'il y a lieu, sont les suivantes :

None.

10. Other provisions (if any):
Autres dispositions, s'il y a lieu :

Without in any way restricting the powers conferred upon the Corporation or its board of directors by the Business Corporations Act, as now enacted or as the same may from time to time be amended, re-enacted or replaced, the board of directors may from time to time, without authorization of the shareholders, in such amounts and on such terms as it deems expedient:

(a) borrow money upon the credit of the Corporation;

(b) issue, re-issue, sell or pledge debt obligations of the Corporation;

(c) subject to the provisions of the Business Corporations Act, as now enacted or as the same may from time to time be amended, re-enacted or replaced, give a guarantee on behalf of the Corporation to secure performance of an obligation of any person; and

(d) mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation owned or subsequently acquired, to secure any obligation of the Corporation.

The board of directors may from time to time delegate to a director, a committee of directors or an officer of the Corporation any or all of the powers conferred on the board as set out above, to such extent and in such manner as the board shall determine at the time of such delegation.

11. These restated articles of incorporation correctly set out the corresponding provisions of the articles of incorporation as amended and supersede the original articles of incorporation and all the amendments thereto.
Les présents statuts constitutifs mis à jour énoncent correctement les dispositions correspondantes des statuts constitutifs telles qu'elles sont modifiées et remplacent les statuts constitutifs et les modifications qui y ont été apportées.

These articles are signed in duplicate.
Les présents statuts sont signés en double exemplaire.

THE CASH STORE FINANCIAL SERVICES INC.

Name of Corporation / *Dénomination sociale de la société*

By/
Par

Signature / *Signature*

Nancy Bland

Print name of signatory / *Nom du signataire en lettres moulées*

Chief Financial Officer

Description of Office / *Fonction*

These articles **must** be signed by an officer or director of the corporation (e.g. president, secretary)
Ces statuts doivent être signés par un administrateur ou un dirigeant de la société (p. ex. : président, secrétaire).